EXHIBIT 28(j) 25 UNDER FORM N-1A

EXHIBIT 8 UNDER ITEM 601/REG. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information in Post-Effective Amendment Number 195 to the Registration Statement (Form N-1A, No. 33-31602) of Money Market Obligations Trust, and to the incorporation by reference of our report, dated September 22, 2016, on Federated Institutional Prime 60 Day Fund, (one of the portfolios constituting Money Market Obligations Trust) included in the Annual Shareholder Report for the fiscal year ended July 31, 2016.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

November 22, 2016